Exhibit 10.29

Performance-Based	Denny’s Corporation
Restricted Stock Unit	203 East Main Street
Award Certificate	Spartanburg, SC 29319

___________________ (“Grantee”)

Denny’s Corporation (the “Company”) hereby grants to you restricted stock units (the “Units”) each representing the right to earn, on a one-for-one basis, shares of Denny’s Corporation $0.01 par value common stock, pursuant to and subject to the terms and conditions set forth in this Award Certificate (this “Certificate”).

Grant Date of Award:
Number of Restricted Stock Units Awarded:
Vesting Schedule:
Vesting Date	Percent of Units Vested
The date on which the closing price of the Company’s common stock has equaled or exceeded $____ for 20 consecutive trading days	25%
The date on which the closing price of the Company’s common stock has equaled or exceeded $____ for 20 consecutive trading days	50%
The date on which the closing price of the Company’s common stock has equaled or exceeded $____ for 20 consecutive trading days	75%
The date on which the closing price of the Company’s common stock has equaled or exceeded $____ for 20 consecutive trading days	100%
Expiration Date of Award (fifth anniversary of the award grant date):
The Units are granted as an inducement award pursuant to Nasdaq Listing Rule 5635(c)(4), and are not issued under any of the Company’s equity incentive plans. Notwithstanding the foregoing, the Units shall be subject to the terms and conditions of the Company’s 2008 Omnibus Incentive Plan (the “Plan”) as if the Units had been granted under the Plan, and the terms and conditions of the Plan are hereby incorporated into this Certificate. By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

_______________________________________ For Denny’s Corporation	_______________________________________ Date

TERMS AND CONDITIONS

1. Vesting of Units.  The Units have been credited to a bookkeeping account on behalf of Grantee.  The Units will vest and become non-forfeitable as to the percentages of the Units specified on page 1 hereof, based on attainment of the stock price goals and on the respective dates specified on page 1 hereof (the “Vesting Date”).

If Grantee’s employment terminates  prior to the Vesting Date for any reason, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by the Company or Grantee.

Notwithstanding anything to the contrary in Section 14.8 of the Plan, in the event that, following a Change in Control, the Company’s Stock will no longer be traded on an Exchange, the Grantee shall forfeit all right, title and interest in and to the Units as of the effective date of the Change in Control without further consideration or any act or action by the Company or Grantee, unless the Committee shall determine, in its sole discretion, to accelerate the vesting of the Units in connection with the Change in Control pursuant to Sections 5.5 and 14.9 of the Plan.

2. Conversion to Shares.  Any Units that vest in accordance with Section 1 above will be converted to actual shares of Stock on the fifth business day following the Vesting Date (the “Conversion Date”).  Such shares of Stock will be registered on the books of the Company as of the Conversion Date and will be delivered in street name to your brokerage account.

3.  Rights as Stockholder.  Grantee shall not have voting or any other rights as a stockholder of the Company with respect to the Units.  Dividends or dividend equivalents will not be paid with respect to the Units.  Upon conversion of the Units into shares of Stock, Grantee will obtain full voting and other rights as a stockholder of the Company.

4. Limitation of Rights.  The Units do not confer to Grantee or Grantee’s beneficiary any rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units.  Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

5. Payment of Taxes.  Grantee will, no later than the date as of which any amount related to the Units first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount.  The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the Units a number of Shares having a fair market value equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

6. Amendment.  The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

7. Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

8. Successors.  This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

9. Severability.  If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

10. Nontransferability.  No right or interest in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, or shall be subject to any lien, obligation, or liability to any party other than the Company.  This award is not assignable or transferable by Grantee other than by will or the laws of descent and distribution.

11. Notice.  Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319-0001, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company